Exhibit 99.3

Investors and Media:

Kyle Bland: (630) 824-1987

SUNCOKE ENERGY PARTNERS, L.P. DECLARES DISTRIBUTION OF $0.5940 PER UNIT

LISLE, Ill. (April 17, 2017) – Today, the SunCoke Energy Partners, L.P. (NYSE: SXCP) Board of Directors declared a first quarter 2017 cash distribution of $0.5940 per limited partnership unit, or $2.38 annualized. The first quarter 2017 distribution will be payable on June 1, 2017, to unitholders of record on May 15, 2017.

UPCOMING EVENTS

SXCP will host its first quarter 2017 earnings call at 10:00 am ET on April 20, 2017. The conference call will be webcast live and archived for replay in the Investors section of www.suncoke.com. Investors may participate in this call by dialing 1-866-393-4306 in the U.S. or 1-617-826-1698 if outside the U.S., confirmation code 3359512.

ABOUT SUNCOKE ENERGY PARTNERS, L.P.

SunCoke Energy Partners, L.P. (NYSE: SXCP) is a publicly traded master limited partnership that manufactures high-quality coke used in the blast furnace production of steel and provides export and domestic coal handling services to the coke, coal, steel and power industries. In our cokemaking business, we utilize an innovative heat-recovery technology that captures excess heat for steam or electrical power generation and have long-term, take-or-pay coke contracts that pass through commodity and certain operating costs. Our coal handling terminals have the collective capacity to blend and transload more than 40 million tons of coal each year and are strategically located to reach Gulf Coast, East Coast, Great Lakes and international ports. SXCP’s General Partner is a wholly owned subsidiary of SunCoke Energy, Inc. (NYSE: SXC), which has more than 50 years of cokemaking experience serving the integrated steel industry. To learn more about SunCoke Energy Partners, L.P., visit our website at www.suncoke.com.

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